Exhibit 10
Executive Employment Contract
          This Contract is made as of March 3, 2008 (“Effective Date”), between Commercial Savings Bank (“CSB”), an Ohio banking corporation having an address of 118 S. Sandusky Avenue, P.O. Box 90, Upper Sandusky, Ohio 43351, and Steven M. Strine (“Mr. Strine”), having an address of 1446 Township Road 523, Ashland, Ohio 44805, for Mr. Strine’s employment by CSB as Senior Lending Officer and Senior Vice President of CSB.
BACKGROUND
          A. CSB desires to employ Mr. Strine as an at-will employee under the terms and conditions set forth in this Contract.
          B. Mr. Strine desires to be employed by CSB under the terms set forth in this Contract.
          C. CSB has sent to Mr. Strine, and Mr. Strine has accepted, a letter of intent (“Letter of Intent”) to enter into an employer-employee relationship. A copy of the Letter of Intent is attached to this Contract as Exhibit A.
          In consideration of the promises contained in this Contract, the parties agree as follows:
1. Employment. Upon the terms and subject to the conditions of this Contract, CSB hereby employs Mr. Strine as an at-will employee. Upon the terms and subject to the conditions of this Contract, Mr. Strine shall serve as a full time employee of CSB.
2. Services rendered.
     (a) General. Mr. Strine shall render services and perform the duties of Senior Lending Officer and a Senior Vice President of CSB. Subject to § 2(b), Mr. Strine shall hold such other offices in Commercial Bancshares, Inc. (“CBI”) and its affiliates and perform such other duties and have such other responsibilities for CBI and its affiliates as may be assigned by the board of directors of CBI or by the board of directors of any of its affiliates.
     (b) Reporting and authority. As Senior Lending Officer and Senior Vice President of CSB, Mr. Strine shall report to and be subject to the supervision and direction of the President of CSB, and have the authority set by the CSB Code of Regulations and the authority delegated by the Board.
     (c) Full-time employee. During the term of this Contract, Mr. Strine shall devote his full-time employment to the faithful and diligent performance of his duties for CSB and its affiliates, and shall not engage in any other employment or business activities, whether or not the employment or activities are pursued for gain, profit, or other pecuniary advantage without the prior written consent of CSB. Business activities do not include passive investments.
     (d) Adherence to standards. Mr. Strine shall perform all duties in a competent and professional manner. Mr. Strine shall abide by the Articles of Incorporation and Code of Regulations of CSB; the rules, regulations, policies, and performance objectives of CSB as they exist from time to time; applicable ethical and business standards; and the law, including, but not limited to, the Sarbanes-Oxley Act of 2002 and the regulations promulgated under the act. The parties understand that collaborative goals and objectives will be developed, and that progress towards these established criteria will be used to determine performance.
3. Compensation. “Compensation” includes base salary and employee benefits.
     (a) Base salary and initial bonus. CSB shall pay Mr. Strine a base salary of $105,000 per year, subject to all applicable withholdings, in accordance with the then current policies of CSB for executive compensation. The base salary provided by this § 3(a) as adjusted under § 3(e) may be called “base salary”.
     (b) Employee benefits. In addition to the base salary, CSB shall provide to, or for the benefit of, Mr. Strine, the following employee benefits:

[i]	Vacation and sick leave. Participation in the vacation and sick leave plan maintained for executives of CSB, which includes five weeks of vacation each year.

[ii]	Business expense reimbursement. Reimbursement for, or payment of, the reasonable business and entertainment expenses incurred by Mr. Strine on behalf of CSB pursuant to the written policies of CSB or as otherwise approved by the Board.

[iii]	Conventions/seminars. Reimbursement for reasonable expenses incurred by Mr. Strine to participate in industry conventions and seminars in accordance with the policies established by CSB from time to time.

[iv]	Benefit plans. Participation in medical, dental, retirement, and welfare benefit plans made available to the employees of CSB on the same basis as the other executive employees of CSB who participate in such plans.

[v]	Life insurance plans. A term life insurance policy upon the life of Mr. Strine in an amount equal to one and one-half times his annual base salary.

[vi]	Membership. Reimbursement for, or payment of, the membership dues required to maintain a “full” membership at Marion Country Club.

[vii]	Automobile allowance. A $700 per month automobile expense allowance to reimburse Mr. Strine for some or all of the cost of maintaining and operating an automobile for use in the performance of Mr. Strine’s duties under this Contract. Mr. Strine also shall receive reimbursement for mileage relating to his use of the automobile to perform his duties under this Contract at a rate equal to one-half (1/2) of the standard mileage rate established annually by the Internal Revenue Service. Mr. Strine shall maintain the automobile in first-class condition and insure that the automobile is available for Mr. Strine’s use in the business of CSB.

[viii]	Cell phone. A cellular phone for use in performance of Mr. Strine’s duties under this contract. Mr. Strine acknowledges that he has no expectation of privacy with respect to the cellular phone provided by CSB, and that all records and data related to or stored on the cellular phone shall be freely available to CSB.

[ix]	Long-term disability. Participation in CSB’s long term disability program, but the maximum benefit may not exceed $8,000 per month.
          The benefits provided under this § 3(b) may be called “employee benefits”.
     (c) Performance based bonus; Performance Metrics. Starting with the calendar year 2008, CSB shall pay Mr. Strine a performance based annual bonus in cash or, if approved by the shareholders of CSB, stock options. The performance based compensation shall be based on the Performance Metrics attached as Exhibit B (“Performance Metrics”), which include consideration of loan portfolio diversity and growth, and other factors. Mr. Strine acknowledges that evaluation under the Performance Metrics may result in a decision not to award performance based compensation. The benefits provided under § 3(c) and annual adjustments, if any, provided under § 3(e) may be called “performance based compensation”.
     (d) Reports of use of employee benefits. Mr. Strine shall submit regular reports of personal use of the employee benefits that the Internal Revenue Code requires to be treated as taxable income to Mr. Strine in order to allow CSB to determine the amount that must be reported to the Internal Revenue Service as compensation to Mr. Strine.
     (e) Performance based annual review. Mr. Strine’s base salary, employee benefits, and performance based compensation will be reviewed annually in accordance with the normal compensation review practices of the Board of Directors of CSB and the Performance Metrics. In connection with each such review, Mr. Strine’s base salary may be adjusted. Any adjustments to

Mr. Strine’s base salary and employee benefits (including any decision not to adjust base salary or employee benefits) shall be made in the sole discretion of the Board or a committee of the Board.
4. Employment at will.
     (a) Mr. Strine’s employment by CSB is at will and may be terminated by CSB at any time for any reason, with or without cause.
     (a) Term. Mr. Strine’s employment and this Contract are effective as of the Effective Date and shall remain in full force and effect at the pleasure of CSB.
     (b) Termination.
          CSB may terminate Mr. Strine’s employment by giving Mr. Strine a notice of termination. The notice of termination shall be effective upon the earlier of actual receipt by Mr. Strine or two business days after mailing by first class mail. If CSB terminates the employment of Mr. Strine without cause, CSB shall provide Mr. Strine with continuing compensation (defined below) for a period (“Termination Period”) of one month. During the Termination Period, CSB shall pay the base salary component of the continuing compensation in arrears on the last day of each month commencing on the last day of the first month after the month in which termination has occurred. A termination of Mr. Strine’s employment voluntarily by Mr. Strine, a termination of Mr. Strine’s employment arising out of illness or disability, and a termination of Mr. Strine’s employment after a change in control will not be a termination without cause under this subsection. Continuing compensation shall be reduced by compensation that Mr. Strine receives from any other employment or self-employment.
          (2) Termination by Mr. Strine. Mr. Strine may terminate his employment by giving CSB sixty (60) days’ notice of his intention to resign. If Mr. Strine voluntarily terminates his employment, CSB will not be obligated to pay continuing compensation after the date of termination, except as required by law.

          (3) Termination by CSB for cause. CSB may terminate Mr. Strine’s employment for cause by giving Mr. Strine notice of termination for cause. The notice of termination for cause is not required to describe the cause or causes, but must state that “Your employment is hereby terminated for cause”. The notice of termination for cause shall be effective upon the earlier of actual receipt by Mr. Strine or two business days after mailing by first class mail. If CSB terminates Mr. Strine’s employment for cause, CSB will not be obligated to pay or provide any compensation of any type after the date of termination, except as required by law. “Cause” means conduct by Mr. Strine concerning any one or more of the following: [i] poor evaluation under the Performance Metrics, [ii] failure to adhere to ethical standards or the law; [iii] moral and ethical misdeeds conducted on the job; [iv] failure to carry out duties of employment or to carry out directions of the board of directors or governing body of CSB or any affiliate of CSB; [v] willful misconduct; [vi] conviction of a felony; [vii] removal from any office held by Mr. Strine with CSB or any affiliate of CSB by order of a regulatory agency having jurisdiction over CSB or any of its affiliates or threat of such an order; or [viii] conduct that otherwise interferes with the performance of Mr. Strine’s duties or CSB’s business, including any conduct that adversely reflects upon CSB or any of its affiliates or any of their businesses and any conduct committed during or outside of the employment relationship that, reasonably considered, harms the reputation of CSB or any of its affiliates. As used in this subsection, “conduct” includes one or more acts, one or more failures to act, or any combination of an act, multiple acts, a failure to act, or multiple failures to act. In the case of any conduct described items [i] or [iv] that is not a repeat instance of such conduct, Mr. Strine shall have thirty (30) days after written notice of such conduct to cure the conduct, unless the conduct also has a material adverse impact on CSB or its reputation. If Mr. Strine requests in writing, CSB shall provide

Mr. Strine a written description with the cause or causes for termination.
          (4) Termination upon permanent disability. Mr. Strine’s employment shall terminate upon the permanent disability of Mr. Strine. “Permanent disability” means Mr. Strine’s physical or mental inability to perform the services required under this Contract caused by a physical or mental condition or impairment for a period exceeding 180 days.
          (5) Termination after a change in control.
               (i) When a termination after a change in control occurs.
                    A termination after a change in control occurs [i] when, within six months after a change in control, Mr. Strine’s employment is terminated without cause; [ii] when, within six months after a change in control, Mr. Strine resigns because he has [a] been demoted, [b] had his base salary reduced, [c] had his principal place of employment transferred away from Wyandot County, Ohio or a county contiguous thereto, or [d] had his job title, status or responsibility materially reduced; or [iii] when, [a] Mr. Strine’s employment is terminated by CSB without cause, and [b] there is a change in control within six months following the termination, and [c] Mr. Strine’s termination of employment [1] was at the request of a third party who has taken steps reasonably calculated to effect a change in control or [2] was otherwise in anticipation of a change in control. A termination of employment [i] for cause, or [ii] upon the permanent disability of Mr. Strine is not a termination after a change in control.
               (ii) Compensation after termination after a change in control.
                    If Mr. Strine’s employment is terminated after a change in control, within 30 days of termination of employment, CSB shall pay Mr. Strine, in a single lump sum, an amount (“Lump Sum Payment”) equal to the difference of [a] the then current annual base salary for twenty four months less [b] the total amount of continuing compensation paid and payable to Mr. Strine by

CSB, including continuing compensation paid and continuing compensation owed but not paid.
          (iii) No excess parachute payments.
                    Notwithstanding any other provision of this Contract or of any other agreement, contract or understanding between Mr. Strine and CSB or any affiliate of CSB now existing or later arising, Mr. Strine shall not have any right to receive any compensation or benefit to the extent that the sum of all payments to or benefits received by or on behalf of Mr. Strine from CSB or any of its affiliates would cause any payment or benefit to be considered an “excess parachute payment” under 26 U.S.C. § 280G(b)(1), as amended, result in the imposition of excise tax under 26 U.S.C. § 4999, as amended, or cause any loss of any deduction to CSB under 26 U.S.C. §§ 162(m) or 280G(a), as amended (“Excess Parachute Payment”). If the receipt by or on behalf of Mr. Strine of any payment or benefit from CSB or an affiliate would cause Mr. Strine to be considered to have received an Excess Parachute Payment, then the Lump Sum Payment shall be automatically reduced by the minimum amount necessary to cause the total amount of such payments that would otherwise be considered “parachute payments” as defined in 26 U.S.C. § 280G(b)(2), to equal 2.99 times Mr. Strine’s base amount, as defined in 26 U.S.C. § 280G(b)(3), so that an Excess Parachute Payment shall not result. If the Lump Sum Payment is reduced to zero, and the payments and benefits due to Mr. Strine from CSB still would cause Mr. Strine to be considered to have received an Excess Parachute Payment, then CSB, in its sole discretion, may reduce other payments and benefits so that an Excess Parachute Payment does not result. Any determination in writing by CSB’s independent public accountants (“Accountants”) of the value of payments and benefits includable in the calculation of an Excess Parachute Payment shall be conclusive and binding upon Mr. Strine and CSB for all purposes. For purposes of making the calculations required by this subsection, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of 26 U.S.C. §§ 280G and 4999, as amended. CSB and Mr. Strine shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection. CSB shall pay the costs for a determination by the Accountants under this subsection.
               (iv) Change in control.
                    A “change in control” occurs on the date of a transaction pursuant to which
[i]	Any person or group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) in one or more transactions during a 12-month period is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of CSB representing more than 50% of the combined voting power of CSB’s then outstanding securities;

[ii]	During any period of twelve (12) consecutive months, a majority of members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

[iii]	A merger, consolidation or reorganization is consummated with any other corporation or entity pursuant to which the shareholders of CSB immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity; or

[iv]	the purchase by any individual, entity or group of persons acting as a group not controlled by or affiliated with CSB of a substantial portion of the assets. (For this purpose, assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of CSB immediately prior to such acquisition).
                    No Change in Control will be considered to have occurred when there is a transfer of assets to an entity that, immediately after the transfer, is controlled by the shareholders of CSB immediately before the transfer where the transfer is to
[i]	A shareholder of CSB in exchange for or with respect to the shareholder’s shares of stock in CSB;

[ii]	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by CSB;

[iii]	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of CSB immediately prior to the transfer; or

[iv]	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).
               (v) Golden Parachute Provision. All payments to Mr. Strine under this Contract are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and Federal Deposit Insurance Corporation (“FDIC”) regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
               (vi) Mandatory Delay of Payments to Specified Employee. If, after January 1, 2005, Mr. Strine is a “Specified Employee,” as defined for purposes of 26 U.S.C. §409A (see

§416(i) (without regard to paragraph (5) thereof)) at any time during the 12 months preceding the December 31st of the prior calendar year, no payment following the date of Mr. Strine’s separation of service required by this Contract shall be made earlier than six (6) months after the date of Mr. Strine’s separation from service with CSB, and shall instead be paid as promptly after the six-month period has expired as may be practical.
               If Mr. Strine is a Specified Employee, he shall be treated as a “Specified Employee” for the entire 12-month period beginning on the April 1 following such identification date, except during any period in which the stock of CSB is not publicly traded on an established securities market.
          (6) Continuing compensation. “Continuing compensation” means [i] an amount equal to 1/12 of Mr. Strine’s annual base salary in effect on the effective date of the notice of termination determined under the then current policies of CSB for executive compensation plus [ii] one month of Mr. Strine’s annual employee benefits under § 3(b) of this Contract, except for reimbursement of [a] business expenses incurred after termination, [b] continuing education and seminar programs occurring after termination, [c] membership expenses in clubs and organizations (except for minimum costs necessary to maintain membership for six months after termination), and [d] mileage relating to use of the automobile after termination. Employee benefits shall be reduced by any similar benefits received by or accruing to Mr. Strine from third parties during the period during which Mr. Strine receives continuing compensation. Federal, state, and local taxes, social security contributions, and other normal deductions will be withheld from continuation compensation. Payment of continuing compensation, including the timing and amount of each payment, shall be subject to the Treasury Regulations concerning severance pay issued under 28 U.S.C. § 409A. If Mr. Strine dies before receiving all continuing compensation due, the balance of all continuing compensation then due shall be provided to the personal representative or other designee of Mr. Strine, except for payments for life insurance premiums and retirement plan contributions.
     (c) Consequences of termination of employment. Except for post-employment obligations under this subsection and post-employment obligations concerning continuing compensation, non-competition, and confidentiality, upon termination of Mr. Strine’s employment for any reason, [i] this Contract shall terminate; [ii] Mr. Strine’s employment shall terminate for all affiliates of CSB; [iii] Mr. Strine shall cease all activity on behalf of CSB and its affiliates; [iv] Mr. Strine shall automatically, without further action by either party, be discharged or shall resign from all directorships and offices of CSB and all directorships and offices of affiliates of CSB held by Mr. Strine; and [v] Mr. Strine shall promptly deliver to CSB all property and all copies of property (regardless of form, and including (but not limited to) all documents, memoranda, records, specifications, electronic and digital media and other writings and materials) of CSB and all affiliates of CSB under his possession, custody or control, including (but not limited to) keys, plans, designs, computer programs, computer lists, prospect lists, records, letters, notes, reports, financial information, and all other materials relating to CSB, its subsidiaries and its affiliates, their businesses, or their clients and customers. Mr. Strine agrees that provisions of this subsection related to resignation are reasonable and that remedies at law would be inadequate for a breach of the provisions of this subsection. For these reasons, CSB may enforce the obligations of Mr. Strine under this subsection by injunctive relief, including a temporary restraining order, a preliminary injunction, and a permanent injunction and by an award for fees, costs, and expenses incurred by CSB to enforce this subsection, including (but not limited to) attorneys’ fees, costs and expenses, and other expenses incurred to enforce this subsection.
                    (7) Termination for special regulatory events. Notwithstanding any other provision of this Contract, the obligations of the parties will be as follows in the event of any of the following circumstances:
[i]	If Mr. Strine is temporarily suspended or temporarily prohibited from participating in the conduct of the affairs of CSB or any of its affiliates by a notice served under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. §1818, the obligations of CSB and its affiliates under this Contract will be suspended as of the date of service of such notice. If the charges in the notice are dismissed, CSB or any of its affiliates may, in its sole discretion, pay Mr. Strine all or part of the compensation withheld while the obligations of this Contract were suspended and reinstate in whole or in part any of the obligations which were suspended.

[ii]	If Mr. Strine is removed from office and/or permanently prohibited from participating in the conduct of the affairs of CSB or any of its affiliates by an order issued under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e) or Ohio Revised Code §§1121.33 and 1121.34, all obligations of CSB or its affiliates under this Contract will terminate as of the effective date of the order.

[iii]	If CSB or any of its affiliates is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), or declared insolvent by the Ohio Superintendent of Banks pursuant to Ohio Revised Code §1125.09, all obligations under this Contract will terminate as of the date of default or insolvency, but this provision will not affect any vested rights of the parties.

[iv]	All obligations under this Contract may be terminated by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of CSB or any of its affiliates under the authority contained in Section 13(c) of the Federal Deposit

Insurance Act, 12 U.S.C. §1823(c).
     (d) Employment after termination. Mr. Strine shall notify CSB in writing within 24 hours after accepting full or part-time employment with a third party.
     (e) Suspension and removal. If Mr. Strine is suspended or temporarily prohibited from performing his duties for CSB or its affiliates as a result of any regulatory action, CSB’s obligations under this Contract shall be suspended as of the date of service of notice of the regulatory action (unless the suspension or prohibition is stayed by appropriate proceedings). If the charges in the notice are dismissed, CSB may, in its sole discretion, [i] pay Mr. Strine all or part of the compensation withheld while its obligations under this Contract were suspended, and [ii] reinstate (in whole or in part) any of its other obligations under this Contract that were suspended. If Mr. Strine is removed or permanently suspended from performing his duties for CSB or its affiliates as a result of any regulatory action, all obligations of CSB under this Contract will terminate as of the effective date of the action, and CSB will not be obligated to pay or provide any compensation of any type to Mr. Strine, except as required by law.
5. Non-competition. During the term of this Contract and for a period of one year thereafter, Mr. Strine (for himself or on behalf of a third party) shall not employ, offer to employ, or solicit employment of any employee of CSB or any of its affiliates, subsidiaries or any professional under contract with CSB or any of its subsidiaries.
          Mr. Strine agrees that he has received consideration to which he was not otherwise entitled in return for his obligations under this § 5, and that the provisions of this § 5 are reasonable and necessary to protect the legitimate business interests of CSB, and are reasonable with respect to time, territory, and business. Mr. Strine shall pay any and all legal fees, costs, and other expenses incurred by CSB in the course of legal action to enforce the provisions of this § 5. Mr. Strine agrees that the remedies at law for a breach of this § 5 would be inadequate to protect CSB because money damages would be difficult, if not impossible, to ascertain and would be estimable only by conjecture, and therefore, Mr. Strine agrees that CSB will be entitled to injunctive relief, including a temporary restraining order, a preliminary injunction and a permanent injunction for any such breach as well as all reasonable attorneys’ fees, costs and other expenses incurred to enforce this § 5. The duty to arbitrate disputes under this Contract shall not apply to any claim for violation of this § 5.
          The obligations of Mr. Strine under this § 5 shall survive the termination of the Contract for any reason.
6. Confidentiality. Mr. Strine hereby acknowledges that he may be required to handle Confidential Business Information (as defined below) in the performance of his responsibilities. Mr. Strine is aware that Confidential Business Information is proprietary information to CSB or the party supplying it and the exclusive property of CSB or its clients and customers, and Mr. Strine shall not disclose Confidential Business Information in any manner at any time, to others inside or outside CSB or to unauthorized employees and officers of CSB. Unauthorized disclosure or other mishandling of Confidential Business Information may result in termination of Mr. Strine’s employment for cause and in other appropriate actions. Mr. Strine agrees that his obligation not to reveal Confidential Business Information will remain in force permanently, including in the event that [i] Mr. Strine’s authorization to handle Confidential Business Information is revoked while still under contract with CSB, and [ii] this Contract or Mr. Strine’s employment with CSB is terminated.
          Except as CSB may require or otherwise consent to in writing, Mr. Strine shall not, at any time during or subsequent to the termination of this Contract disclose or use in any way any information or knowledge or data received or developed while providing services to CSB, including but not limited to, plans, designs, formulas, business processes, methods, test data, inventions, discoveries, computer programs, customer/client lists, prospect lists, financial information, and trade secrets of CSB or its customers (collectively, “Confidential Business Information”).
          In addition to any other remedies CSB may have at law or in equity, Mr. Strine agrees that CSB will be entitled to a restraining order, injunction, or similar remedy to enforce the terms of this section, as well as all reasonable attorneys’ fees, costs, and other expenses incurred to enforce this section. The duty to arbitrate disputes under this Contract shall not apply to any claim for a violation of this section or Mr. Strine’s obligation to return property of CSB upon termination of employment. The obligations of Mr. Strine under this section shall survive the termination of this Contract for any reason.
7. Indemnification. Subject to any other applicable statutory or regulatory standard or restriction, CSB shall indemnify Mr. Strine for any and all acts or omissions of Mr. Strine related in any way to his employment with CSB, provided Mr. Strine acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of CSB, and with the care that an ordinary prudent person in a like position would use under similar circumstances. Notwithstanding the preceding sentence, CSB shall not be obligated to indemnify Mr. Strine when such indemnification would be contrary to law or public policy or appropriate ethical standards.
8. Validity. The invalidity or unenforceability of any particular provision of this Contract shall not affect the validity or enforceability of any other provision contained in the Contract.
9. Choice of Law. This Contract and the interpretation of each of its provisions shall be governed by the laws of the State of Ohio and the venue of any dispute or litigation shall be Wyandot County, Ohio. The rights of the parties under this Contract will likewise be governed by the laws of the State of Ohio.
10. Entire Contract. CSB and Mr. Strine hereby incorporate the Letter of Intent into this Contract.

This Contract contains the complete agreement between the parties concerning the subjects covered by this Contract. This Contract supersedes any and all prior contracts and understandings between CSB and Mr. Strine. The provisions of this Contract are solely for the benefit of the parties to this Contract and not for the benefit of any other persons or legal entities.
11. Assignment. This Contract is binding on and inures to the benefit of successors and assigns of CSB. Neither this Contract nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Mr. Strine.
12. Amendments. No change, waiver, or amendment to this Contract, in any form, shall be binding on the parties unless signed in writing by an authorized officer of CSB and Mr. Strine. No representations have been made by CSB or Mr. Strine concerning the terms, conditions, and agreements of the contractual relationship covered by this Contract other than those representations contained in this Contract and no representations made during the course of performance of services under this Contract can alter any of the provisions of this Contract (unless such representation is in a signed writing as provided in the preceding sentence).
13. Arbitration. CSB and Mr. Strine agree to work in good faith to resolve any disputes arising under this Contract. Except as otherwise provided in this Contract, any controversy or claim arising out of or relating to the interpretation or application of this Contract, or any breach hereof, shall be settled by arbitration in Wyandot County in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) shall be final and binding on the parties hereto and may be entered in any court having jurisdiction thereof.

     In Witness Whereof, the parties hereto have executed this Contract effective as of the day and year first above written.

Commercial Bancshares, Inc.

/s/ Steven M. Strine Steven M. Strine	By: Its:	/s/ Robert E. Beach President